As filed with the Securities and Exchange Commission on October 12, 1999
                                              Registration No. 333-83375

               U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.

                              FORM SB-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          (Amendment No. 1)

                      GOURMET HERB GROWERS, INC.
            (Name of small business issuer in its charter)


        Nevada                                                  87-0575571
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


            2302 Parley's Way, Salt Lake City, Utah 84109
                            (801) 466-4614
(Address & telephone number of principal executive offices & place of business)


                             Rino Di Meo
            2302 Parley's Way, Salt Lake City, Utah 84109
                            (801) 466-4614
      (Name, address and telephone number of agent for service)


                              Copies to:
                   Thomas G. Kimble & Van L. Butler
                    THOMAS G. KIMBLE & ASSOCIATES
                     311 South State Street, #440
                      Salt Lake City, Utah 84111
                            (801) 531-0066

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                   CALCULATION OF REGISTRATION FEE
                        (previously submitted)

Title of Each Class  Amount to be Proposed Maximum    Proposed Maximum Amount
of Securities to be  Registered   Offering Price/Unit Aggregate Price  of fee
Registered

Warrants; underlying 1,000,000   $ 1.00               $ 1,000,000      $278.00
Common Stock

     TOTALS                                                             278.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                      GOURMET HERB GROWERS, INC.
                   1,000,000 SHARES OF COMMON STOCK
              UNDERLYING COMMON STOCK PURCHASE WARRANTS

     Gourmet Herb Growers, Inc. has registered:

bullet 1,000,000 warrants, to be distributed as soon as practicable after the date of this prospectus to common stockholders of record as of October 12, 1999.
bullet 1,000,000 shares of common stock, to be issued upon exercise of the warrants, at $1.00 per share underlying warrants.

     Each warrant allows you to purchase one share of our common stock, at any time until June 30, 2002, if this prospectus is still current or has been updated. Whether a current prospectus is in effect or not, we can call and redeem the warrants for $.01 per warrant, on 30 days notice, at any time after the date of this prospectus.

     Our common stock is quoted on the NASD Electronic Bulletin Board under the Symbol "GMBH". The current bid price quotation is $.50.


YOU SHOULD NOT PURCHASE THESE SECURITIES IF YOU CANNOT AFFORD TO RISK THE LOSS OF YOUR ENTIRE INVESTMENT. INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

1,000,000 warrants will be distributed without cash consideration. 1,000,000 shares of common stock will be offered only to holders of the warrants at $1.00 per share, or $1,000,000 in the aggregate if all warrants are exercised, and will be sold by Gourmet Herb Growers without any underwriting discounts or other commissions. The offering price is payable in cash upon exercise of the warrants. No minimum number of warrants must be exercised, and no assurance exists that any warrants will be exercised.

      The date of this prospectus is                     , 1999

     TABLE OF CONTENTS                                            Page

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . 3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

COMPARATIVE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . 6

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

MARKET INFORMATION & DIVIDEND POLICY . . . . . . . . . . . . . . . . 7

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . 7

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .10

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . .12

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .13

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . .14

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .16

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .17

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . F-1

                          PROSPECTUS SUMMARY

       Gourmet Herb Growers, Inc. is in the business of growing gourmet herbs and vegetables for sale to and use by restaurants and
  delicatessens.   Our address is 2302 Parley's Way, Salt Lake City, Utah
  84109. Our telephone number is (801) 466-4614.

                              THE OFFERING

  Securities         1,000,000 shares of our common stock.
  offered

  Offering Prices    $1.00 per share underlying the
                     warrants.

  Plan of DistributionShares will be offered and sold without discounts or other
                     commissions, to holders of the
                     warrants, upon exercise.

  Use of Proceeds    We could receive as much as $1,000,000
                     from sale of the
                     1,000,000 shares of common stock to be
                     issued upon
                     exercise of the warrants, if all
                     warrants are exercised.  Any
                     proceeds will be used generally to
                     provide more working
                     capital, but have not been specifically
                     allocated, since we do
                     not know if any warrants will be exercised.

  Transfer Agent     Interwest Transfer Company, Inc., 1981
                     East 4800 South,
                     Suite 100, Salt Lake City, Utah 84117,
                     (801) 272-9294.

  Securities OutstandingWe are authorized to issue up to
                     24,000,000 shares of
                     common stock and presently have
                     1,600,000 shares of
                     common stock issued and outstanding. We
                     have reserved
                     from our authorized capital 1,000,000
                     shares of common
                     stock for issuance upon exercise of the
                     warrants.  We are
                     also authorized to issue up to
                     1,000,000 shares of preferred
                     stock in one or more series with
                     rights and preferences as
                     the board of directors may designate.
                     The board of directors
                     has not designated any series of
                     preferred stock.

  Warrants Each warrant allows you to purchase one share of common stock at any time until June 30, 2002, if this prospectus is still current or has been updated. The exercise price is $1.00 per share, with adjustment in certain events. The warrants can be redeemed by us for $.01 per warrant on 30 days notice at any time after the date of this prospectus.

                             RISK FACTORS

     The securities involve a high degree of risk. You should carefully consider these risk factors and all other information in this prospectus before investing in Gourmet Herb Growers.

     WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND HAVE AN ACCUMULATED DEFICIT. We do not know if or when the business may become profitable.

     WE DEPEND UPON THE PRESIDENT FOR ALL OPERATIONS, FROM PLANTING TO SALES, AND THE AFFILIATED RELATIONSHIP BETWEEN OUR HERB GROWING AND HIS RESTAURANT. We do not know how long this arrangement may continue, nor how long the services of this individual will continue to be available.

     YOU ARE NOT ASSURED THAT ANY PROCEEDS WILL BE RECEIVED FROM EXERCISE OF WARRANTS. This increases your risk if you exercise your warrants, because you are not assured that any more warrants will be exercised or that we will receive further funding. Proceeds may not be sufficient to defray offering expenses. Because no minimum number of warrants must be exercised there is no escrow of funds. Any proceeds received will immediately be retained by us to be used in our business. The amount of capital currently available to us is limited. If any proceeds from this offering and our existing capital are not sufficient to enable us to develop and expand our business and generate a profit, we may need additional financing, for which we have no commitments or arrangements from commercial lenders or other sources.

     YOU MAY NOT BE ABLE TO EXERCISE YOUR WARRANTS. You can exercise your warrants only if the exercise is permitted under the securities laws of your state, and only while this prospectus is current and effective. We intend to update the prospectus as necessary to keep it current and maintain federal and state registration or qualification for the exercise, but may not always do so. Whether or not a current prospectus is effective, the warrants are redeemable for $.01 per warrant at any time. If redeemed when no current prospectus is effective, you will have no opportunity to exercise the warrants, but will be compelled to accept the nominal redemption price.

     ISSUANCE OF MORE STOCK IN THE FUTURE WILL REDUCE YOUR PROPORTIONATE OWNERSHIP AND VOTING POWER AND/OR CREATE SECURITIES WITH DIVIDEND AND LIQUIDATION PREFERENCES OVER COMMON STOCK. Directors can issue more common and/or preferred stock without shareholder approval to the extent authorized. We are authorized to issue 24,000,000 shares of common stock and 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by our board of directors. The board of directors has not designated any series or issued any shares of preferred stock.

     ANTI-TAKEOVER MEASURES MAY RESULT IN YOU RECEIVING LESS FOR YOUR STOCK THAN YOU OTHERWISE MIGHT. The ability of directors, without stockholder approval, to issue more shares of common stock and/or preferred stock could be used as anti-takeover measures. These provisions could prevent, discourage or delay a takeover attempt.

     YOU ARE NOT ASSURED YOU WILL BE ABLE TO SELL YOUR COMMON STOCK IN THE FUTURE AT A PRICE WHICH EQUALS OR EXCEEDS THE EXERCISE PRICE. The exercise price of the warrants was arbitrarily determined by us and set at a level substantially in excess of prices recently paid for securities of the same class. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise price be regarded as an indicator of any future market price of our securities.

     YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT READILY OR AT ALL WHEN YOU NEED OR DESIRE TO SELL. Although our common stock is eligible for quotation on the Electronic Bulletin Board maintained by the NASD, there has been no active public trading market. You are not assured that an active trading market will develop, or if a market does develop, that it will continue. As a result, an investment in our common stock may be totally illiquid.

     SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD DEPRESS THE MARKET PRICE. 150,000 of the 1,600,000 shares of our common stock presently outstanding are freely tradeable, and all of the remaining shares are eligible for public resale under Rule 144 promulgated under the Securities Act of 1933.

                               DILUTION

     You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will vary depending upon the number of warrants exercised.

     Dilution is the difference between the warrant exercise price of $1.00 per share, and the net tangible book value per share of common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less intangible assets, and then dividing by the number of shares of common stock then outstanding. Based on the June 30, 1999, financial statements of Gourmet Herb Growers, net tangible book value was $22,184 or about $.014 per common share. Before exercise of any warrants, 1,600,000 shares of common stock are outstanding.

     If all the warrants get exercised, which is not assured, we would then have 2,600,000 shares of common stock outstanding. The estimated pro forma net tangible book value (which gives effect to receipt of the net proceeds from the exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in net tangible book value after June 30, 1999), would then be $1,002,184 or about $.39 per share. This would result in dilution to persons exercising warrants of $.61 per share, or 61% of the exercise price of $1.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.014 before the offering to $.39 after the offering, or an increase of $.376 per share from exercise of the warrants.

     The following table shows the estimated net tangible book value ("NTBV") per share after exercise of the warrants and dilution to persons purchasing the underlying common stock.

Exercise of all warrants:

Warrant exercise price/share                    $1.00

NTBV/share before exercise           $.014

Increase from warrant exercise        .376

Pro forma NTBV/share after exercise               .39

Dilution                                        $ .61


     If less than all the warrants are exercised, dilution to the exercising warrant holders will be greater than the amount shown. The fewer warrants exercised, the greater dilution will be on the warrants that are exercised.

                           COMPARATIVE DATA

     The following chart shows prices paid for, and proportionate ownership in Gourmet Herb Growers represented by, common stock purchased since inception by initial shareholders and other present shareholders, compared to the price that will be paid and proportionate ownership represented by common stock that will be acquired by exercising warrant holders, assuming all warrants are exercised.

                  Shares Owned Percent Cash Paid  Percent Price/share


Initial           1,450,000      45%      $ 4,350    .5%    $.003
Shareholders

Other Shareholders  150,000       5%     $ 37,500   3.4%   $ .25

Warrant Holders   1,000,000      50%   $1,000,000  96.1%   $1.00


                           USE OF PROCEEDS

     The net proceeds from sale of the shares of common stock underlying the warrants at the exercise price of $1.00 per share will vary depending upon the total number of warrants exercised. If all warrants get exercised, we would
receive gross proceeds of $1,000,000.   We do not know if all or any warrants
will be exercised. Regardless of the number of warrants exercised, we expect to incur offering expenses estimated at $20,000 for legal, printing and other costs in connection with the offering. Since we do not know that any warrants will be exercised and there is no requirement that any minimum number of the warrants be exercised, there are no escrow provisions. Any proceeds that are received will be immediately available to provide more working capital to be used for general corporate purposes. Proceeds have not been specifically allocated, and the exact uses of the proceeds will depend on the amounts received and the timing of receipt. Management's general intent is to use whatever additional funds may be generated from warrant exercise to finance further development and expansion of our business.

                 MARKET INFORMATION & DIVIDEND POLICY

     Our common stock is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol "GMBH", but has not been traded in the over-the-counter market except on a very limited and sporadic basis. The only bid quotation has been $.50. The above price represents interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. As of October 5, 1999, there were about 47 record holders of our common stock.

     Our common stock is considered a low priced security under rules promulgated by the Securities and Exchange Commission. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers' duties, customers' rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

DIVIDEND POLICY

     Gourmet Herb Growers has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying dividends on common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Nevada corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with our financial statements and the notes associated with them contained elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed in this prospectus will necessarily continue into the future or that any conclusion reached in this prospectus will necessarily be indicative of actual operating results in the future. The discussion represents only the best present assessment of management.

PLAN OF OPERATIONS.

     Gourmet Herb Growers was only recently incorporated on January 22, 1998.

Gourmet Herb Growers commenced planned principal operations and began to generate revenues from sales of its produce during the first year of operations in amounts sufficient to generate a gross profit, so it is not still considered a development stage company for accounting and financial reporting purposes. Gross profit of $4,090 was generated for the year ended December 31, 1998, and $286 for the six months ended June 30, 1999. However, revenues have not yet been generated in sufficient amounts to offset operating costs. Operating activities have not provided any net cash flows to date, but used net cash of $7,985 during the year ended December 31, 1998, and $4,896 during the six months ended June 30, 1999. General and administrative expenses were $14,893 for the year ended December 31, 1998, resulting in a net loss of $10,893; and $7,148 for the six months ended June 30, 1999, resulting in a net loss of $6,862. Management's plan of operation for the next twelve months is to continue using existing capital and any funds from exercise of warrants in this offering to provide general working capital during the next twelve months. Capital commitments consist principally of management compensation of $500 per month throughout the year, and the costs of seed, fertilizer, equipment, etc. during the growing season. Management believes existing funds will be sufficient to sustain Gourmet Herb Growers for at least another year or growing season, during which time management hopes to increase production and generate sufficient revenues to operate profitably, and internally generate sufficient cash flows to fund operations on an ongoing basis, but this is not assured. At this time, we do not know how long it will be necessary to fund operations from existing capital.

                               BUSINESS

HISTORY AND DEVELOPMENT OF GOURMET HERB GROWERS

     Gourmet Herb Growers, Inc. was recently incorporated under the laws of the State of Nevada on January 22, 1998. In connection with its organization, the founders contributed $4,350 cash to initially capitalize it in exchange for 1,450,000 shares of common stock.

     On April 2, 1998, Gourmet Herb Growers commenced a public offering of up to 150,000 shares of its common stock, in reliance upon Rule 504 of Regulation D, promulgated by the U.S. Securities & Exchange Commission under the Securities Act of 1933. The offering closed in May, 1998. Gourmet Herb Growers sold 150,000 shares of common stock, at $.25 per share, and raised gross proceeds of $37,500. This increased the total issued and outstanding common stock to 1,600,000 shares.

BUSINESS OF GOURMET HERB GROWERS

     Gourmet Herb Growers was formed to engage in the business of growing gourmet herbs and specialty vegetables for sale to and use by restaurants and delicatessens. The president of Gourmet Herb Growers, Rino Di Meo, is himself a restauranteur, operating and managing his own restaurant, Rino's Italian Restaurant, featuring Italian cuisine from his native Italy. In connection with the operation of the restaurant and as a sideline hobby, for many years the president has also done a significant amount of gardening, principally for the purpose of growing fresh produce for use in the restaurant.

     In addition to providing a source of vine ripened, fresh produce, the president has engaged in these gardening efforts in order to grow herbs and vegetables which are prominently used in traditional Italian cuisine, but are not commonly grown or readily available on a fresh basis, locally. This includes a variety of plant foodstuffs being grown and developed, originally from starts and seedlings brought over here from Mr. Di Meo's father's farm in Italy, during Mr. Di Meo's youth, like arugula, basil, certain varieties of zucchini, eggplant, etc.

     The president's gardening activities have developed to the point where, during the past few years, in addition to providing produce to his own restaurant, he has already done some business supplying herbs and vegetables to a number of other restaurants and delicatessens, through his contacts in the industry and acquaintance with other local restaurants and chefs.

     The business of growing herbs, vegetables and other fresh produce is necessarily dependent upon the length of the local growing season and the business is therefore quite seasonal. Gourmet Herb Growers will typically be involved in growing herbs and specialty vegetables from about May through November. However, with funding, management believes that the volume of business can be increased through various measures that can be taken; including, among other things, effectively lengthening the local growing season through green housing. During the winter months Gourmet Herb Growers operates a small green house used mostly for seedlings and arugula growing. Management used a portion of the proceeds from a prior offering to purchase and build a facility, and believes that this will enable Gourmet Herb Growers to achieve a 2-3 month head start in the spring on the local growing season. In addition, another measure Gourmet Herb Growers has taken to improve both the quality and quantity of produce is to bring in several loads of topsoil to improve the fertility of the ground being used for gardening, which will also raise the level of the ground by several inches, in order to lower the water level and improve drainage.

     Gourmet Herb Growers relies and will continue to rely heavily upon the president, Mr. Di Meo, for all operations, from planting to sales, in the operation of this business. Gourmet Herb Growers also relies and will continue to rely heavily upon the affiliated nature of its herb growing business with the restaurant owned by the president, to sell most of its produce. There is no assurance that it will be successful in this venture.

COMPETITION

     The businesses of growing gourmet herbs and vegetables for sale to and use by restaurants and delicatessens is intensely competitive, with many providers who have greater technical expertise, financial resources and marketing capabilities than Gourmet Herb Growers. We do not know if we will be able to overcome competitive disadvantages we face as a small, start up company with limited capital. If we cannot compete effectively, we will not succeed.

FACILITIES AND EMPLOYEES

      Gourmet Herb Growers's principal business address is located at the address of the president's restaurant in Salt Lake City, Utah. However, Gourmet Herb Growers bases its gardening operations at the location of the president's home in West Bountiful, Utah. At that location, the president has about 7-8 acres of ground available for cultivation, and is presently using only of portion of the acreage for gardening. The president is employed part time by Gourmet Herb Growers to do the gardening work at that location, and is reimbursed for out-of-pocket costs and compensated for his time and the use of the ground. Gourmet Herb Growers does not anticipate the need to hire more employees or lease other ground, but for the time being will continue to use the excess acreage available at the home address of its president. Gourmet Herb Growers may hire more employees and/or lease more ground or other commercial facilities at such time in the future as our operations develop to the point where the facilities and employees are needed, but the Company has no commitments or arrangements for any facilities. We do not know about the future availability of commercial facilities or terms on which Gourmet Herb Growers may be able to lease these facilities in the future, nor do we know how long the present arrangement may continue.

                        AVAILABLE INFORMATION

     We filed a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Gourmet Herb Growers and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

     As of the date of this prospectus, we became subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

     Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing Gourmet Herb Growers, Inc., 2302 Parley's Way, Salt Lake City, Utah 84109.

                              MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows directors, executive officers and other significant employees, their ages, and all offices and positions with Gourmet Herb Growers. Each director is elected for a period of one year and thereafter serves until successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the board of directors.

                         Term Served As   Positions
Name of DirectorAge      Director/Officer With Company
                         Since inception
Rino Di Meo54                             President, Secretary-
                                          Treasurer & Director

     This individual serves as the sole officer and director of Gourmet Herb Growers. A brief description of his positions, background and business experience follows:

     RINO DI MEO serves as the sole officer and director. Mr. Di Meo has lived in Salt Lake City for the last 22 years. His principal business is operating and managing his own restaurant, Rino's Italian Restaurant. In connection with the operation of that business, he has several years of experience gardening to grow gourmet herbs and specialty vegetables.

     There are no arrangements or understandings regarding how long a director is to serve in that capacity.

EXECUTIVE COMPENSATION

     The following table summarizes executive compensation paid or accrued during the past year (the first year of operation) for our Chief Executive Officer.

                      SUMMARY COMPENSATION TABLE
Name                                    Other
And                                     Annual    All Other
Principal                               Compen-   Compen-
Position       Year Salary($) Bonus($)  sation($) sation($)

Rino Di Meo
CEO            1998 5,019

     Gourmet Herb Growers has no written employment agreement with nor key man life insurance on management. Management is entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of Gourmet Herb Growers.

                         CERTAIN TRANSACTIONS

     In connection with the organization of Gourmet Herb Growers, its sole officer/director and other stockholders paid an aggregate of $4,350 cash to purchase 1,450,000 shares of common stock at a price of $.003 per share.

     In May, 1998, Gourmet Herb Growers completed an offering under Regulation D, Rule 504 as promulgated by the Securities and Exchange Commission, and sold 150,000 shares of common stock, at $.25 per share, and raised gross proceeds of $37,500. These are free-trading shares.

     Gourmet Herb Growers relies and will continue to rely heavily upon its president for all operations, from planting to sales. Also, because of the affiliated nature of the herb growing with the restaurant owned by the president, Gourmet Herb Growers has and will continue to sell most of its produce to this restaurant. During 1998, the first year of operation, Gourmet Herb Growers built a greenhouse on property owned by its president. The property is used by Gourmet Herb Growers for gardening and green housing, at no expense to it. Gourmet Herb Growers also uses the business address of the president as its mailing address at no expense, but paid $5,019 in salary to the president during the year 1998, and $2,500 during the six months ended June 30, 1999. During 1998, Gourmet Herb Growers sold $3,475 (about 63% of total sales) of its production of herbs and vegetables to the restaurant owned by the president. During the six months ended June 30, 1999, Gourmet Herb Growers sold $1,021 (about 75% of total sales) of its production of herbs and vegetables to the restaurant owned by the president.

CONFLICTS OF INTEREST

     Other than as described in this prospectus Gourmet Herb Growers is not expected to have significant further dealings with affiliates. However, if there are these dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors have any transactions which they contemplate entering into with Gourmet Herb Growers, aside from the matters described in this prospectus.

     Management will attempt to resolve any conflicts of interest that may arise in favor of Gourmet Herb Growers. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

     The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors and officers for breach of fiduciary duty to certain specified circumstances, namely, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful stock purchases, redemptions or payment of dividends. Our articles limit liability of officers and directors to the full extent permitted by Nevada law. With these exceptions this eliminates personal liability of a director or officer, to

Gourmet Herb Growers or its shareholders, for monetary damages for breach of fiduciary duty. Therefore a director or officer cannot be held liable for damages to Gourmet Herb Growers or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director or officer. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he defends himself successfully. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

     This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                        PRINCIPAL SHAREHOLDERS

     The following table shows stock ownership information of officers, directors and any others who we know to be beneficial owners of more than 5% of our stock. Any person who has or shares the power to decide how to vote or whether to dispose of stock is a beneficial owner.

                      Title of  Amount & Nature of   % of
Name and Address       Class    Beneficial Ownership Class

                                  1,000,000 shares
Rino Di Meo            Common                        63%
2302 Parley's Way
SLC, UT 84109

Lynn Dixon                          150,000 shares
311 S. State, #460     Common                         9%
SLC, UT 84111

Melissa Epperson                    150,000 shares
1533 S. 1220 W.        Common                         9%
Woods Cross, UT 84087

Brenda White                        150,000 shares
1359 N. General Dr.    Common                         9%
SLC, UT 84116

All officers and                  1,000,000 shares
directors as a group   Common                        63%
(1person)


     The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership.

                      DESCRIPTION OF SECURITIES

     The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of our articles of incorporation and bylaws, copies of which will be furnished to an investor upon written request.

COMMON STOCK

     We are authorized to issue 24,000,000 shares of common stock. 2,000,000 shares are presently issued and outstanding. We have reserved from authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares in this offering. The shares of common stock to be issued on completion of the offering, when issued according to the terms of the offering, will be fully paid and non-assessable.

     Holders of common stock, including shares in this offering, are entitled to equal dividends and distributions, per share of common stock when, as and if declared by the board of directors from funds legally available for that. No holder of any shares of common stock has any pre-emptive right to subscribe for any securities, nor are any common shares subject to redemption or convertible into other securities of Gourmet Herb Growers. Upon liquidation, dissolution or winding up of Gourmet Herb Growers, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote on the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights, so the holders of more than 50% of the shares voting for the election of directors may elect all of the directors if they choose to, and in that event, holders of the remaining shares will not be able to elect any members to the board of directors.

PREFERRED STOCK

     We are also presently authorized to issue 1,000,000 shares of preferred stock. Under our articles of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The board of directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Nevada Secretary of State, or copies may be obtained from Gourmet Herb Growers.

WARRANTS

     Gourmet Herb Growers has declared a distribution of 1,000,000 common stock purchase warrants to shareholders of record as of October 12, 1999. The warrants are exercisable at $1.00 per share, on or before June 30, 2002, upon effectiveness of registration of the warrants and underlying shares.

          (a) Gourmet Herb Growers may redeem all or a portion of the warrants, at $.01 per warrant, at any time upon 30 days' prior written notice to the warrant holders. The warrants may be redeemed whether or not a current registration statement is effective. Any warrant holder who does not exercise his warrants before the Redemption Date, as set forth on the Notice of Redemption, will forfeit his right to purchase the shares of common stock underlying the warrants, and after the Redemption Date any outstanding warrants referred to in the Notice will become void and be canceled. If not redeemed, the warrants will expire at the conclusion of the exercise period unless extended by us.

          (b) Gourmet Herb Growers may at any time, and from time to time, extend the exercise period of the warrants if written notice of the extension is given to the warrant holders before the expiration date. Also, Gourmet Herb Growers may, at any time, reduce the exercise price by written notification to the holders. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the warrants.

          (c) The warrants contain anti-dilution provisions on the occurrence of events like stock splits or stock dividends. The anti-dilution provisions do not apply in a merger or acquisition. In liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in the assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

          (d) The warrants may be exercised by surrendering to Gourmet Herb Growers, a warrant certificate evidencing the warrants to be exercised, together with the exercise form duly completed and executed, and paying the exercise price per share in cash or check payable to Gourmet Herb Growers. Stock certificates will be issued as soon thereafter as practicable.

          (e) The warrants will not be exercisable unless the warrants and the underlying shares of common stock are registered or otherwise qualified in applicable jurisdictions.

          (f) The warrants will be nontransferable by their terms, cannot be transferred without consent of Gourmet Herb Growers and will be stamped with a restrictive legend.

                   SHARES ELIGIBLE FOR FUTURE SALE

     Of the 1,600,000 shares of our common stock outstanding before the exercise of any warrants, 150,000 shares are currently freely tradeable. In addition, the 1,000,000 shares of common stock underlying the warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could depress the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, under Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock in any market.

     In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of an issuer, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year has elapsed since the restricted securities being sold were acquired from the issuer or any affiliate of the issuer, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the issuer or an affiliate of the issuer, a person who has not been an affiliate of the issuer for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

                         PLAN OF DISTRIBUTION

     This prospectus and the registration statement of which it is part relate to the offer and sale of 1,000,000 shares of common stock to be issued upon exercise of the warrants at an exercise price of $1.00 per share. The warrants are being distributed as a dividend on the common stock to all the shareholders of record as of October 12, 1999. The warrants are exercisable until June 30, 2002, if this prospectus is still current or has been updated.

     The offering will be managed by Gourmet Herb Growers without an underwriter, and the shares are being offered and sold without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. Gourmet Herb Growers will pay the costs of preparing, mailing and distributing this prospectus to the holders of the warrants. Brokers, nominees, fiduciaries and other custodians are requested to forward copies of this prospectus to the beneficial owners of securities held of record by them, and the custodians will be reimbursed for their expenses.

     We do not know that all or any shares will be sold, and there is no requirement, or escrow provisions to assure that, any minimum amount of warrants will be exercised. All funds received upon the exercise of any warrants will be immediately available for our use.

EXERCISE PROCEDURES

     The warrants may be exercised in whole or in part by presentation of the warrant certificate, with the purchase form on the reverse side filled out and signed at the bottom, together with payment of the exercise price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the exercise price shall be made in lawful money of the United States of America in cash or by cashier's or certified check payable to the order of "Gourmet Herb Growers, Inc., Warrant Exercise Account."

     All holders of warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to Gourmet Herb Growers and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                            LEGAL MATTERS

     Management knows of no material litigation that is pending or threatened against Gourmet Herb Growers. The validity of the issuance of the shares in this offering will be passed upon for Gourmet Herb Growers by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                               EXPERTS

     The financial statements of Gourmet Herb Growers for the year ended December 31, 1998, included in this prospectus have been examined by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                          GOURMET HERB GROWERS, INC.

                             FINANCIAL STATEMENTS

                               DECEMBER 31, 1998
























                        PRITCHETT, SILER & HARDY, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS

                          GOURMET HERB GROWERS, INC.




                                   CONTENTS

                                                          PAGE

        -  Independent Auditors' Report                      1


        -  Balance Sheet, December 31, 1998                  2


        -  Statement of Operations, from inception on
             January 22, 1998 through December 31, 1998      3


        -  Statement of Stockholders' Equity, from
             inception on January 22, 1998 through
             December 31, 1998                               4


        -  Statement of Cash Flows, from inception on
             January 22, 1998 through December 31, 1998      5


        -  Notes to Financial Statements                 6 - 8

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
GOURMET HERB GROWERS, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Gourmet Herb Growers, Inc. at December 31, 1998, and the related statements of operations, stockholders' equity and cash flows from inception on January 22, 1998 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Gourmet Herb Growers, Inc. as of December 31, 1998, and the results of its operations and its cash flows from inception on January 22, 1998 through December 31, 1998, in conformity with generally accepted accounting principles.






PRITCHETT, SILER & HARDY, P.C.

March 15, 1999
Salt Lake City, Utah

                          GOURMET HERB GROWERS, INC.

                                 BALANCE SHEET



                                    ASSETS


                                                      December 31,
                                                          1998
                                                      ___________
CURRENT ASSETS:
  Cash in bank                                          $  25,006
                                                      ___________
        Total Current Assets                               25,006
                                                      ___________
PROPERTY, PLANT AND EQUIPMENT:
  Building, net                                             2,904
                                                      ___________
                                                        $  27,910
                                                      ___________


                     LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable and accrued expenses                 $     244
                                                      ___________
        Total Current Liabilities                             244
                                                      ___________

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   1,000,000 shares authorized,
   no shares issued and outstanding                             -
  Common stock, $.001 par value,
   24,000,000 shares authorized,
   1,600,000 shares issued and
   outstanding                                              1,600
  Capital in excess of par value                           36,869
  Deficit accumulated during the
    development stage                                     (10,803)
                                                      ___________
        Total Stockholders' Equity                         27,666
                                                      ___________
                                                        $  27,910
                                                      ___________





   The accompanying notes are an integral part of this financial statement.

                          GOURMET HERB GROWERS, INC.


                            STATEMENT OF OPERATIONS



                                                  From Inception
                                                  on January 22,
                                                   1998 Through
                                                December 31, 1998
                                                _________________

REVENUE                                              $      5,606

COST OF SALES                                               1,516
                                                    _____________
GROSS PROFIT                                                4,090

EXPENSES:
  General and Administrative                               14,893
                                                    _____________

LOSS BEFORE INCOME TAXES                                  (10,803)

CURRENT TAX EXPENSE                                             -

DEFERRED TAX EXPENSE                                            -
                                                    _____________

NET LOSS                                             $    (10,803)
                                                    _____________

LOSS PER COMMON SHARE                                $       (.01)
                                                    _____________
















   The accompanying notes are an integral part of this financial statement.

                          GOURMET HERB GROWERS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                FROM THE DATE OF INCEPTION ON JANUARY 22, 1998

                           THROUGH DECEMBER 31, 1998


                                                                       Deficit
                    Preferred Stock     Common Stock                 Accumulated
                    _______________ _____________________ Capital in  During the
                                                          Excess of  Development
                     Shares  Amount    Shares     Amount  Par Value     Stage
                    _______ _______ ___________ _________ __________ ___________
BALANCE,
 January 22, 1998        -  $    -           -   $     -   $      -   $      -

Issuance of
 1,450,000 shares
 common stock for
 cash, January 22,
 1998 at $.003 per
 share                   -       -   1,450,000     1,450      2,900          -

Issuance of
 150,000 shares
 common stock for
 cash during April
 and May, 1998 at
 $.25 per share,
 net of stock
 offering costs of
 $5,681                  -       -     150,000       150     31,669          -

Net loss for the
 period ended
 December 31, 1998       -       -           -         -          -    (10,803)
                    _______ _______ ___________ _________ __________ ___________
BALANCE,
 December 31, 1998       -   $   -   1,600,000   $ 1,600    $34,569   $(10,803)
                    _______ _______ ___________ _________ __________ ___________





























   The accompanying notes are an integral part of this financial statement.

                          GOURMET HERB GROWERS, INC.

                            STATEMENT OF CASH FLOWS

                                                      From Inception
                                                      on January 22,
                                                       1998 Through
                                                    December 31, 1998
                                                    _________________
Cash Flows from Operating Activities:
  Net loss                                            $     (10,803)
  Adjustments to reconcile net
    loss  to net cash used by
    operating activities:
     Non-cash expense                                         2,300
     Depreciation and amortization                              274
     Change in assets and liabilities:
       Increase in accounts payable and accrued
        expenses              244
                                                    _________________
          Net Cash (Used) by Operating Activities            (7,985)
                                                    _________________
Cash Flows from Investing Activities:
  Payments for building and equipment                        (3,178)
                                                    _________________
          Net Cash (Used) by Investing Activities            (3,178)
                                                    _________________
Cash Flows from Financing Activities:
  Proceeds from common stock issuance                        41,850
  Payments for stock offering costs                          (5,681)
                                                    _________________
          Net Cash Provided by Financing Activities          36,169
                                                    _________________
Net Increase in Cash                                         25,006

Cash at Beginning of Period                                       -
                                                    _________________
Cash at End of Period                                 $      25,006
                                                    _________________

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest                                          $          -
    Income taxes                                      $          -

Supplemental Schedule of Noncash Investing and Financing Activities:
  For the period ended December 31, 1998:
     An officer/shareholder is allowing the Company to use his property for a greenhouse rent-free. The value of the rent-free use of the property was estimated at $2,300 and was accounted for as a contribution to capital.








   The accompanying notes are an integral part of this financial statement.

                          GOURMET HERB GROWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - The Company was organized under the laws of the State of Nevada on January 22, 1998. The Company is growing gourmet herbs and vegetables for restaurants and delicatessans. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - During 1998, the Company expensed organization costs of $1,000, which reflect amounts expended to organize the Company.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Standards No. 128, "Earning Per Share" [See Note 6].

  Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Property, Plant and Equipment - Property, plant and equipment is stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charges to expense as incurred. Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful life of the asset, which is 10 years.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 134, "Accounting for Mortgage-Backed Securities." were recently issued. SFAS No. 130, 131, 132, 133 and 134 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                          GOURMET HERB GROWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following at December 31, 1998:

                                          December 31,
                                              1998
                                          ____________
         Greenhouse                        $  3,178

         Less accumulated depreciation         (274)
                                          ____________
                                           $  2,904
                                          ____________

  Depreciation expense for the period ended December 31, 1998 amounted to $274.

NOTE 3 - CAPITAL STOCK

  Common Stock - During January, 1998, in connection with its organization, the Company issued 1,450,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $4,350 (or $.003 per share).

  During April and May, 1998 the Company issued 150,000 shares of its previously authorized, but unissued common stock in a public offering. Total proceeds from the sale of stock amounted to $37,500 (or $.25 per share). Offering costs of $5,681 were offset to additional paid in capital.

  Preferred Stock - The Company has authorized 1,000,000 shares of preferred stock $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the board of Directors. No shares are issued and outstanding at December 31, 1998.

NOTE 4 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 1998, the Company has available unused operating loss carryforwards of approximately $7,700, which may be applied against future taxable income and which expire in 2018.

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $2,600 as of December 31, 1998, with an offsetting valuation allowance at December 31, 1998 of the same amount.

                          GOURMET HERB GROWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 5 - RELATED PARTY TRANSACTIONS

  Management Compensation - During the period ended December 31, 1998 the Company paid $5,019 in salary to the Company's president.

  Office  Space  -  The  Company has not had a need to rent  office  space.   An
  officer/shareholder of the Company is allowing the Company to use his home as a mailing address, as needed, at no expense to the Company.

  Greenhouse - During the period ended December 31, 1998 the Company built a greenhouse on the property of an officer/shareholder of the Company. The officer/shareholder is allowing the Company to use his property at no expense to the Company. However, the Company is recording rent expense of $230 per month for the rent-free use of the property with an offsetting capital contribution entry to capital in excess of par value of the same amount. Rent expense for the year ended December 31, 1998 was $2,300.

  Sales - During the period ended December 31, 1998 the Company sold $3,475 (approximately 62% of total sales) of the Company's product to a restaurant owned by the Company's president.

NOTE 6 - LOSS PER SHARE

  The following data show the amounts used in computing loss per share for the period from inception through December 31, 1998:

                                               From Inception
                                               on January 22,
                                                1998 Through
                                              December 31, 1998
                                              _________________
    Loss from continuing operations
      available to common shareholders
      (numerator)                                  $(10,803)
                                              _________________
    Weighted average number of
      common shares outstanding
      used to loss per share for the
      period (denominator)                        1,556,706
                                              _________________


                                   8
                          GOURMET HERB GROWERS, INC.

                           UNAUDITED BALANCE SHEETS



                                    ASSETS


                                          June 30,    December 31,
                                            1999          1998
                                        ___________   ___________
CURRENT ASSETS:
  Cash in bank                           $   20,110    $   25,006
                                        ___________   ___________
        Total Current Assets                 20,110        25,006
                                        ___________   ___________
PROPERTY, PLANT AND EQUIPMENT:
  Building, net                               2,755         2,904
                                        ___________   ___________
                                         $   22,865    $   27,910
                                        ___________   ___________


                     LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable and accrued expenses  $      681    $      244
                                        ___________   ___________
        Total Current Liabilities               681           244
                                        ___________   ___________

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   1,000,000 shares authorized,
   no shares issued and outstanding               -             -
  Common stock, $.001 par value,
   24,000,000 shares authorized,
   1,600,000 shares issued and
   outstanding                                1,600         1,600
  Capital in excess of par value             38,249        36,869
  Deficit accumulated during the
    development stage                       (17,665)      (10,803)
                                        ___________   ___________
        Total Stockholders' Equity           22,184        27,666
                                        ___________   ___________
                                         $   22,865    $   27,910
                                        ___________   ___________





  The accompanying notes are an integral part of these financial statements.

                          GOURMET HERB GROWERS, INC.


                      UNAUDITED STATEMENTS OF OPERATIONS



                                                         From Inception
                       For the Three                     on January 22,
                       Months Ended     For the Six       1998 through
                         June 30,       Months Ended        June 30,
                    ___________________    June 30,   ___________________
                       1999     1998        1999        1998      1999
                    _________ _________ _____________ _________ _________

REVENUE             $  1,245  $    693    $   1,365   $    693  $  6,971

COST OF SALES            456       670        1,079        703     2,595
                    _________ _________ _____________ _________ _________
GROSS PROFIT (LOSS)      789        23          286        (10)    4,376

EXPENSES:
  General and
   administrative      3,981     9,148        7,148     10,633    22,041
                    _________ _________ _____________ _________ _________

LOSS BEFORE INCOME
  TAXES               (3,192)   (9,125)      (6,862)   (10,623)  (17,665)

CURRENT TAX EXPENSE        -         -            -          -         -

DEFERRED TAX EXPENSE       -         -            -          -         -
                    _________ _________ _____________ _________ _________

NET LOSS            $ (3,192) $ (9,125)   $  (6,862)  $(10,623) $(17,665)
                    _________ _________ _____________ _________ _________

LOSS PER COMMON
  SHARE             $  (.00)  $   (.01)   $    (.00)  $   (.01) $   (.01)
                    _________ _________ _____________ _________ _________













  The accompanying notes are an integral part of these financial statements.

                          GOURMET HERB GROWERS, INC.

                      UNAUDITED STATEMENTS OF CASH FLOWS
                                                       From Inception
                                                       on January 22,
                                       For the Six      1998 through
                                       Months Ended        June 30,
                                         June 30,   ______________________
                                           1999        1998       1999
                                        __________  __________  __________
Cash Flows from Operating Activities:
  Net loss                               $ (6,862)   $(10,623)   $(17,665)
  Adjustments to reconcile net
    loss  to net cash used by
    operating activities:
     Non-cash expense                       1,380         920       3,680
     Depreciation                             149         105         423
     Change in assets and liabilities:
       Increase in accounts payable
        and accrued expenses                  437       4,319         681
                                        __________  __________  __________
          Net Cash (Used) by Operating
           Activities                      (4,896)     (5,279)    (12,881)
                                        __________  __________  __________
Cash Flows from Investing Activities:
  Payments for building and equipment           -      (3,178)     (3,178)
                                        __________  __________  __________
          Net Cash (Used) by  Investing
           Activities                           -      (3,178)     (3,178)
                                        __________  __________  __________
Cash Flows from Financing Activities:
  Proceeds from common stock issuance           -      41,850      41,850
  Payments for stock offering costs             -      (1,362)     (5,681)
                                        __________  __________  __________
          Net Cash Provided by Financing
           Activities                           -      40,488      36,169
                                        __________  __________  __________
Net Increase in Cash                       (4,896)     32,031      20,110

Cash at Beginning of Period                25,006           -           -
                                        __________  __________  __________
Cash at End of Period                    $ 20,110    $ 32,031    $ 20,110
                                        __________  __________  __________
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest                             $      -    $      -    $      -
    Income taxes                         $      -    $      -    $      -

Supplemental Schedule of Noncash Investing and Financing Activities:
  For the period ended June 30, 1999:
      An officer/shareholder is allowing the Company to use his property for a greenhouse rent-free. The value of the rent-free use of the property was estimated at $1,380 and was accounted for as a contribution to capital.

  For the period ended December 31, 1998:
      An officer/shareholder is allowing the Company to use his property for a greenhouse rent-free. The value of the rent-free use of the property was estimated at $2,300 and was accounted for as a contribution to capital.

  The accompanying notes are an integral part of these financial statements.

                          GOURMET HERB GROWERS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - The Company was organized under the laws of the State of Nevada on January 22, 1998. The Company is growing gourmet herbs and vegetables for restaurants and delicatessens. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Interim Financial Statements - The accompanying interim financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1999 and for all the periods presented have been made.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1998 audited financial statements. The results of operations for the periods ended June 30, 1999 and 1998 are not necessarily indicative of the operating results for the full year.

  Property, Plant and Equipment - Property, plant and equipment is stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charges to expense as incurred. Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful life of the asset, which is 10 years.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earning Per Share" [See Note 2].

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

                          GOURMET HERB GROWERS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 - LOSS PER SHARE

  The following data show the amounts used in computing loss per share for the periods ended June 30, 1999 and 1998:

                                                              From Inception
                            For the Three                     on January 22,
                             Months Ended     For the Six      1998 through
                               June 30,       Months Ended       June 30,
                          ___________________   June 30,   ___________________
                             1999     1998        1999       1998      1999
                          _________ _________ ____________ _________ _________
Loss from continuing
operations available
to common shareholders
(numerator)               $ (3,192) $ (9,125)   $ (6,862)  $(10,623) $(17,665)
                          _________ _________ ____________ _________ _________
Weighted average number
of common shares
outstanding used in loss
per share for the period
(denominator)             1,600,000 1,600,000  1,600,000   1,506,604 1,571,660
                          _________ _________ ____________ _________ _________

NOTE 3 - CAPITAL STOCK

  Common Stock - During January 1998, in connection with its organization, the Company issued 1,450,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $4,350 (or $.003 per share).

  During April and May, 1998 the Company issued 150,000 shares of its previously authorized, but unissued common stock in a public offering. Total proceeds from the sale of stock amounted to $37,500 (or $.25 per share). Offering costs of $5,681 were offset to additional paid in capital.

  Preferred Stock - The Company has authorized 1,000,000 shares of preferred stock $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the board of Directors. No shares are issued and outstanding at June 30, 1999.


NOTE 4 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At June 30, 1999, the Company has available unused operating loss carryforwards of approximately $13,300, which may be applied against future taxable income and which expire in 2019.

                          GOURMET HERB GROWERS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 - INCOME TAXES [Continued]

  The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss
  carryforwards.   The  net  deferred tax assets are  approximately  $4,500  and
  $2,900 as of June 30, 1999 and December 31, 1998, respectively, with an offsetting valuation allowance at each period end of the same amount resulting in a change in the valuation allowance of approximately $2,300 for the six months ended June 30, 1999.

NOTE 5 - RELATED PARTY TRANSACTIONS

  Management Compensation - During the six months ended June 30, 1999 the Company paid $2,500 in salary to the Company's president.

  Office  Space  -  The  Company has not had a need to rent  office  space.   An
  officer/shareholder of the Company is allowing the Company to use his home as a mailing address, as needed, at no expense to the Company.

  Greenhouse - During the period ended December 31, 1998 the Company built a greenhouse on the property of an officer/shareholder of the Company. The officer/shareholder is allowing the Company to use his property at no expense to the Company. However, the Company is recording rent expense of $230 per month for the rent-free use of the property with an offsetting capital contribution to capital in excess of par value of the same amount. Rent expense for the six months ended June 30, 1999 was $1,380.

  Sales - During the six months ended June 30, 1999 the Company sold $1,021 (approximately 75% of total sales) of the Company's product to a restaurant owned by the Company's president.


NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

  The following is a summary of property, plant and equipment, at cost, less accumulated depreciation:

                                            June 30,  December 31,
                                              1999        1998
                                          ___________ ___________
         Greenhouse                        $   3,178   $   3,178

         Less accumulated depreciation          (423)       (274)
                                          ___________ ___________
                                           $   2,755   $   2,904
                                          ___________ ___________

  Depreciation expense for the six months ended June 30, 1999 amounted to $149.

                          GOURMET HERB GROWERS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENTS

  Proposed Common Stock Warrants Offering - In July 1999, the Company filed a registration statement with the United States Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933. The Company proposes to declare a dividend of 1,000,000 warrants to purchase common stock ("the warrants") to shareholders of record as of the date of the registration statement. Each warrant allows the holder to acquire one share of common stock at $1 per share. The warrants are exercisable at any time until June 30, 2002. The Company may redeem all or a portion of the warrants, at $.01 per warrant, at any time upon 30 days' prior written notice to the warrant holders. Direct offering costs are expected to be approximately $20,000. The Company has not incurred any offering costs as of June 30, 1999, but any such costs will be netted against the proceeds of the proposed offering.

No dealer, salesman or other person is
authorized to give any information or to make any representations other that those contained in this prospectus in connection with the offer made in this offering. If given or made, the information or representations must not be relied upon as having been authorized by Gourmet
Herb Growers.  This prospectus does not
constitute an offer to sell or a solicitation of an offer to buy any of the securities covered in this offering in any jurisdiction or to any person to whom it is unlawful to make the offer or solicitation in the jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of Gourmet Herb Growers since the date of this prospectus.


Until  [90 days after the date of this
prospectus],  all dealers that effect
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.












                    GOURMET HERB GROWERS, INC.



                         1,000,000 shares








                           Common Stock






                            PROSPECTUS





                                        , 1999

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

(a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)  By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

(b) The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

                                                         Amount

SEC registration fee                                   $   278.00
Blue sky fees and expenses                               1,500.00
Printing and shipping expenses                             500.00
Legal fees and expenses                                 15,000.00
Accounting fees and expenses                             1,000.00
Transfer and Miscellaneous expenses                      2,000.00
                                                -----------------
       Total                                          $ 20,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sales of Unregistered Securities

     In connection with the organization of the Company, its sole officer/director and three other stockholders paid an aggregate of $4,350 cash to purchase 1,450,000 shares of Common Stock of the Company at a price of $.003 per share. This transaction was not registered under the Act in reliance on the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption.

     In May, 1998, the Company completed an offering under Regulation D, Rule 504 as promulgated by the Securities and Exchange Commission and sold 150,000 shares of common stock, at $.25 per share, to 56 investors and raised gross proceeds of $37,500. These transactions were not registered under the Act in reliance on the exemption from registration in Section 3(b) of the Act, and Rule 504 of Regulation D promulgated thereunder. Form D was filed with the Securities and Exchange Commission.

ITEM 27.  Exhibits Index

SEC No.   Document                                                Exhibit No.

3         Articles of Incorporation                        3.1 *

3         By-Laws                                          3.2 *

4         Common Stock Specimen Certificate                4.1 *

4         Form of Warrant Agreement                        4.2 *

4         Form of Warrant Certificate                      4.3 *

5,24      Opinion & Consent of Counsel                   5.1 & 24.1 *

23        Consent of Accountants                             23.1

27        Financial Data Schedules                             27

* exhibit previously filed

ITEM 28.  Undertakings

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah, on October 12, 1999.

GOURMET HERB GROWERS, INC.

By:  /s/Rino Di Meo
     Rino Di Meo, Chairman (Chief Executive/Financial Officer)


KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas G. Kimble or Van L. Butler, the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature:  /s/Rino Di Meo                        Date: October 12, 1999
               Rino Di Meo, Director